CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 114 to the Registration Statement on Form N-1A (File Nos. 033-46924 and 811-06618) of our report dated November 29, 2018 relating to the September 30, 2018 financial statements and financial highlights of First Investors Covered Call Strategy Fund, First Investors Equity Income Fund, First Investors Global Fund, First Investors Growth & Income Fund, First Investors Hedged U.S. Equity Opportunities Fund, First Investors International Fund, First Investors Opportunity Fund, First Investors Premium Income Fund, First Investors Select Growth Fund, First Investors Special Situations Fund and First Investors Total Return Fund, each a series of First Investors Equity Funds, which are included in said Registration Statement.

                       TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 25, 2019